As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-146957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLUTIA INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1781797
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

200 South Wilcox Drive

Kingsport, Tennessee 37662

(Address of Principal Executive Offices)

Theresa K. Lee, Esq.

Senior Vice President, Chief Legal and Administrative Officer

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

(432) 229-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

(404) 581-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3, File No. 333-146957, filed by Solutia Inc. (the “Company”) with the Securities and Exchange Commission on October 26, 2007, as amended by Post-Effective Amendment No. 1, filed on March 14, 2008, registering 20,644 shares of the Company’s common stock in connection with an offering by selling stockholders (as amended, the “Registration Statement”).

On July 2, 2012, pursuant to an Agreement and Plan of Merger dated as of January 26, 2012 (the “Merger Agreement”) by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Eagle Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to an undertaking contained in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on this 2nd day of July, 2012.

SOLUTIA INC.

By:	/s/ Brian L. Henry
Name:	Brian L. Henry
Title:	Secretary